EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-55404, 333-83124, 333-142705, 333-203801, 333-207413, 333-224691, 333-232928, and 333-235445) on Forms S-3 and S-8 of Occidental Petroleum Corporation of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Occidental Petroleum Corporation.

Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting
Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Houston, Texas
February 27, 2020